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                                                                    EXHIBIT 10.2

                                    EXECUTION COPY








                               Digex, Incorporated

                Floating Rate Senior Notes due December 31, 2002




                             NOTE PURCHASE AGREEMENT




                               Dated July 31, 2001








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                                TABLE OF CONTENTS



                                    ARTICLE I

                            AUTHORIZATION OF NOTES 1



                                   ARTICLE II

                           SALE AND PURCHASE OF NOTES

             Section 2.01.  Sale and Purchase of Notes  1
             Section 2.02.  Procedure for Purchasing  2
             Section 2.03.  Interest2
             Section 2.04.  Alternate Rate of Interest2
             Section 2.05.  Increased Costs     3
             Section 2.06.  Break-Funding Payments    4
             Section 2.07.  Maturity4
             Section 2.08.  Term-Out Option     4



                                   ARTICLE III

                                   PURCHASE 5



                                   ARTICLE IV

                              CONDITIONS TO CLOSING

             Section 4.01.  Conditions to Initial Purchase      6
             Section 4.02.  Conditions to Each Purchase     7




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                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             Section 5.01.  Organization; Power and Authority 9
             Section 5.02.  Authorization, Etc. 10
             Section 5.03.  Disclosure    10
             Section 5.04.  Organization and Ownership of Shares of
                 Subsidiaries;  Affiliates 10
             Section 5.05.  Financial Statements 11
             Section 5.06.  Compliance with Laws, Other Instruments, Etc. 11
             Section 5.07.  Litigation; Observance of Agreements,
                 Statutes and Orders12
             Section 5.08.  Taxes   12
             Section 5.09.  Title to Property; Leases 12
             Section 5.10.  Licenses, Permits, Etc.   13
             Section 5.11.  Compliance with ERISA     13
             Section 5.12.  Private Offering by the Company 13
             Section 5.13.  Use of Proceeds; Margin Regulations   14
             Section 5.14.  Existing Indebtedness; Future Liens   14
             Section 5.15.  Status Under Certain Statutes   14
             Section 5.16.  Environmental Matters     15
             Section 5.17.  Insurance     15
             Section 5.18.  Intellectual Property     15


                                   ARTICLE VI

                       REPRESENTATION OF THE PURCHASER 15



                                   ARTICLE VII

                            INFORMATION AS TO COMPANY

             Section 7.01.  Financial and Business Information 16
             Section 7.02.  Officer's Certificate     19
             Section 7.03.  Inspection    19




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                                  ARTICLE VIII

                             PREPAYMENT OF THE NOTES

             Section 8.01.  Optional Prepayments  20
             Section 8.02.  Mandatory Prepayments     20
             Section 8.03.  Maturity; Surrender, Etc. 21
             Section 8.04.  Purchase of Notes   21


                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

             Section 9.01.  Use of Free Cash, Assets and Proceeds 21
             Section 9.02.  Compliance with Law 21
             Section 9.03.  Insurance     22
             Section 9.04.  Maintenance of Properties 22
             Section 9.05.  Payment of Taxes and Claims     22
             Section 9.06.  Corporate Existence, Etc. 22
             Section 9.07.  Provision of Business Plans     23
             Section 9.08.  Alternative Financing     23


                                    ARTICLE X

                               NEGATIVE COVENANTS

             Section 10.01.  Restricted Payments  23
             Section 10.02.  Dividend and Other Payment Restrictions
                 Affecting Subsidiaries   24
             Section 10.03.  Incurrence of Indebtedness and Issuance
                 of Disqualified Stock    25
             Section 10.04.  Asset Sales  27
             Section 10.05.  Transactions with Affiliates   27
             Section 10.06.  Liens  28
             Section 10.07.  Limitations on Sale and Leaseback
                 Transactions 28
             Section 10.08.  Corporate Existence28
             Section 10.09.  Business Activities29
             Section 10.10.  Employee Benefit Plans   29
             Section 10.11.  Environmental Laws 29



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                                   ARTICLE XI

                              EVENTS OF DEFAULT 30



                                   ARTICLE XII

                            REMEDIES ON DEFAULT, ETC.

             Section 12.01.  Acceleration     32
             Section 12.02.  Other Remedies     32
             Section 12.03.  Rescission   32
             Section 12.04.  No Waivers or Election of Remedies,
                 Expenses, Etc.     33


                                  ARTICLE XIII

                  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

             Section 13.01.  Registration of Notes 33
             Section 13.02.  Transfer and Exchange of Notes 33
             Section 13.03.  Replacement of Notes     34


                                   ARTICLE XIV

                              PAYMENTS ON NOTES 35



                                   ARTICLE XV

                                 EXPENSES, ETC.

             Section 15.01.  Transaction Expenses 35
             Section 15.02.  Survival     36


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                                   ARTICLE XVI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                               ENTIRE AGREEMENT 36



                                  ARTICLE XVII

                              AMENDMENT AND WAIVER

             Section 17.01.  Requirements   36
             Section 17.02.  Solicitation of Holders of Notes     37
             Section 17.03.  Binding Effect, Etc.     37


                                  ARTICLE XVIII

                                   NOTICES 38



                                   ARTICLE XIX

                          REPRODUCTION OF DOCUMENTS 38



                                   ARTICLE XX

                           CONFIDENTIAL INFORMATION 39



                                   ARTICLE XXI

                          SUBSTITUTION OF PURCHASER 40





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                                  ARTICLE XXII

                                  MISCELLANEOUS

             Section 22.01.  Waiver of Facilities Commitment.   40
             Section 22.02.  Optional Amendment 41
             Section 22.03.  Assignment   41
             Section 22.04.  Successors and Assigns   41
             Section 22.05.  Payments Due on Non-Business Days    41
             Section 22.06.  Severability 41
             Section 22.07.  Construction 42
             Section 22.08.  Counterparts 42
             Section 22.09.  Governing Law42
             Section 22.10.  Jurisdiction and Consent to Service of
                 Process42
             Section 22.11.  Waiver of Jury Trial     43


SCHEDULES:

Schedule A - Definitions

Schedule 5.01 - Jurisdictions of Incorporation
Schedule 5.03 - Disclosure
Schedule 5.04 - Subsidiaries
Schedule 5.05 - Financial Statements
Schedule 5.07 - Litigation
Schedule 5.10 - Licenses, Permits
Schedule 5.14 - Indebtedness

EXHIBITS:

Exhibit I - Form of Note
Exhibit II - Form of Borrowing Notice
Exhibit III - 2001 Business Plan
Exhibit IV - Form of Notice of Substitution of Purchaser


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Digex, Incorporated
One Digex Plaza
Beltsville, MD  20705

Floating Rate Senior Notes due December 31, 2002


                                                                   July 31, 2001

WORLDCOM, INC.
500 Clinton Center Drive
Clinton, MS  39056

Ladies and Gentlemen:

            Digex, Incorporated, a Delaware corporation (the "COMPANY"), agrees with you as follows (the "AGREEMENT"):

                                    ARTICLE I

                            AUTHORIZATION OF NOTES

            The Company will authorize the issue and sale of Senior Notes (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Article XIII of this Agreement) up to an aggregate principal amount equal to the Total Purchase Amount. The Notes shall be substantially in the form set out in EXHIBIT I, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in SCHEDULE A; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.


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                                                                               2

                                   ARTICLE II

                           SALE AND PURCHASE OF NOTES

            SECTION 2.01. SALE AND PURCHASE OF NOTES . Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, on each Purchase Date, Notes at the purchase price of 100% of the principal amount of such Purchase (the "PURCHASE PRICE"); PROVIDED that, without your prior written consent, (a) the aggregate principal amount of all Purchases in any one-month period during 2001 shall not exceed 20% of the total amount of funding of the Company by you, as approved in the 2001 Business Plan, (b) the aggregate principal amount of all Purchases in any Fiscal Quarter during 2001 shall not exceed 60% of the total amount of funding of the Company by you, as approved in the 2001 Business Plan, (c) the aggregate principal amount of all Purchases in any one-month period during 2002 shall not exceed 12.5% of the total amount of funding of the Company by you, as approved in the 2002 Business Plan, and (d) the aggregate principal amount of all Purchases in any Fiscal Quarter during 2002 shall not exceed 30% of the total amount of funding of the Company by you, as approved in the 2002 Business Plan. It is understood that, in connection with the 2002 Business Plan approval process described in Section 9.07, the parties will mutually discuss whether to amend the percentages in clauses (c) and (d) of the preceding sentence. The aggregate principal amount of all Purchases shall not exceed the Total Purchase Amount.

            SECTION 2.02. PROCEDURE FOR PURCHASING . In order to effect a Purchase hereunder, the Company shall give you irrevocable notice (which notice must be received by you prior to 12:00 noon, New York City time, five Business Days prior to the Purchase Date, PROVIDED, however, that, with respect to the Initial Purchase (as defined below), the Company may provide notice to you one Business Day prior to the Closing Date with respect to such Initial Purchase), specifying the amount of Notes to be purchased and the Purchase Date (a "Borrowing Notice"). The Borrowing Notice shall be substantially in the form set out in EXHIBIT II, with such changes in form therefrom, if any, as may be approved by you and the Company. Each Purchase shall be in an aggregate amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Purchase Amount is less than $5,000,000, such lesser amount). You will make the Purchase Price available to the Company by 3:00 p.m., New York City time, on the Purchase Date in funds immediately available to the Company. If the Borrowing Notice is received after 12:00 noon as set forth above in this Section, such Borrowing Notice shall be deemed to have been received on the following Business Day. No Borrowing Notice need be accepted by you after December 6, 2002.

            SECTION 2.03. INTEREST . Subject to the provisions of Section 2.04, each Note shall bear interest for each day at a rate per annum equal to the Interest Rate. Interest on the unpaid balance of the aggregate principal amount of all Notes will be due and payable on the first day of each calendar month. Interest also shall be paid on the Maturity Date and upon any prepayment of principal with respect to the principal repaid. Interest and fees payable pursuant hereto shall be calculated on the basis of a year of 365 days (or 366 days in a leap year) for the actual days elapsed.

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                                                                               3


            SECTION 2.04. ALTERNATE RATE OF INTEREST . If on any Date of Determination you determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR, then you shall give notice thereof to the Company by telephone or telecopy as promptly as practicable thereafter, and, until you notify the Company that the circumstances giving rise to such notice no longer exist, the interest rate that otherwise would have been determined on such Date of Determination shall be the Alternate Interest Rate.

            SECTION 2.05. INCREASED COSTS. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any holder of a Note or

            (ii) impose on any holder of a Note or the London interbank market any other condition affecting this Agreement,

and the result of any of the foregoing shall be to increase the cost to such holder of holding any Note (or of maintaining its obligation to hold any such Note) or to reduce the amount of any sum received or receivable by such holder hereunder (whether of principal, interest or otherwise), then the Company will pay to such holder such additional amount or amounts as will compensate such Holder for such additional costs actually incurred or reduction actually suffered.

            (b) If any holder of any Note determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such holder's capital or on the capital of such holder's holding company, if any, as a consequence of this Agreement or the Purchases made by such holder, to a level below that which such holder or such holder's holding company could have achieved but for such Change in Law (taking into consideration such holder's policies and the policies of such holder's holding company with respect to capital adequacy), then from time to time the Company will pay to such holder such additional amount or amounts as will compensate such holder or such holder's holding company for any such reduction actually suffered.

            (c) A certificate of any holder of any Note setting forth the amount or amounts necessary to compensate such holder or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such holder the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) A holder of a Note who becomes entitled to compensation under this Section 2.05 shall give prompt written notice after such holder becomes aware of such entitlement, but failure or delay on the part of any holder of any Note to demand compensation pursuant to this Section shall not constitute a waiver of such holder's right to demand such compensation.

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                                                                               4


            Notwithstanding any other provision of this Section 2.05, no holder of a Note shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such holder to demand such compensation in similar circumstances under comparable provisions of other note purchase, credit or loan agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any holder to waive the right to demand such compensation in any given case).

            SECTION 2.06. BREAK-FUNDING PAYMENTS . In the event of the payment of any principal of any Purchase other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or the failure to purchase, prepay or repurchase any Note on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked), then, in any such event, the Company shall compensate each holder of any such Note for the loss, cost and expense attributable to such event. In the case of a Purchase, the loss to any holder of a Note attributable to any such event shall be deemed to include an amount determined by such holder to be equal to the excess, if any, of (a) the amount of interest that such holder would pay for a deposit equal to the principal amount of such Note for the period from the date of such payment or failure to the last day of the then current Interest Period for such Note (or, in the case of a failure to purchase or repurchase, the duration of the Interest Period that would have resulted from such purchase or repurchase) if the interest rate payable on such deposit were equal to the Interest Rate for such Interest Period over (b) the amount of interest that such holder would earn on such principal amount for such period if such holder were to invest such principal amount for such period at the interest rate that would be bid by such holder (or an affiliate of such holder) for dollar deposits from banks in the market of loans bearing interest at a rate determined by reference, in whole or in part, directly or indirectly, to LIBOR at the commencement of such period. A certificate of any holder setting forth any amount or amounts that such holder is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such holder the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.07. MATURITY . Except as provided in Section 2.08, the Notes shall mature (the "MATURITY DATE"), and shall be immediately due and payable without any requirement of demand or request by you, on December 31, 2002.

            SECTION 2.08. TERM-OUT OPTION . Upon the election of the Company by written notice (the "TERM-OUT NOTICE") given not later than December 13, 2002, to all holders of Notes, the Company may elect (the "TERM-OUT ELECTION") to extend the maturity of all the then outstanding Notes to December 31, 2006. If the Company so elects, the Notes shall thereafter have required equal monthly straight-line amortization payments prior to final maturity. From and after the date of delivery of the Term-Out Notice, the references to Maturity Date herein shall be deemed to be appropriately modified to reflect such election.

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                                                                               5


                                   ARTICLE III

                                    PURCHASE

            On the date of each Purchase, the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request), dated the Purchase Date and registered in your name (or in the name of your nominee), as you shall request, against delivery by you to the Company or its order of immediately available funds in the amount of the Purchase Price therefor by wire transfer of immediately available funds for the account of the Company to:

            Bank of America
            6610 Rockledge Drive
            Bethesda, MD  20817
            ABA/Routing No.:  *********
            Account Name:     Digex Operating Account
            Account No.:      *********

            For International Wires:

            SWIFT (USD):      ********
            SWIFT (Foreign):  ********

or at such other address as the Company shall have from time to time specified to you in writing for such purpose. If on the Purchase Date the Company shall fail to tender such Note or Notes to you as provided above in this Article III, or any of the applicable conditions specified in Article IV shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement with respect to such Purchase, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

                                   ARTICLE IV

                             CONDITIONS TO CLOSING

            SECTION 4.01. CONDITIONS TO INITIAL PURCHASE . Your obligation to purchase and pay for any Notes to be sold to you in connection with the initial Purchase of Notes (the "INITIAL PURCHASE") is subject to the fulfillment to your satisfaction, prior to or on the date of the Initial Purchase, of the following conditions:

      (a) NOTE PURCHASE AGREEMENT. You shall have received a copy of this Agreement executed by the Company, and the Company shall have received a copy of this Agreement executed by you.

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                                                                               6


      (b) PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Closing Date.

      (c) SECRETARY'S CERTIFICATE. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

      (d) COMPANY BUSINESS PLAN. The Boards of Directors of the Company and you shall have approved the 2001 Business Plan, and such plan shall have been neither amended, rescinded, revised nor updated between the time of the initial approval by your Board of Directors and the date of the Initial Purchase.

      (e) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

      (f) COMMERCIAL AGREEMENTS. The following agreements shall have been executed and delivered and be in full force and effect with an absence of default: (1) the Master Channel Agreement dated as of January 1, 2001, between MCI WorldCom Network Services, Inc. ("MCI") and the Company, (2) Amendment No. 1 to the UUdirect Multi-Megabit Agreement dated October 18, 2000, between UUNET Technologies, Inc. and the Company and (3) the Master Facilities Agreement dated as of January 1, 2001, between MCI and the Company.

      (g) FEES. The Company shall have paid you or your counsel all its fees, charges and disbursements that are in connection with the preparation of this Agreement or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall have been consummated) and the invoices for which have been presented to the Company prior to the Initial Purchase.

            SECTION 4.02. CONDITIONS TO EACH PURCHASE . Your agreement to purchase Notes requested to be purchased on any Purchase Date (including the Purchase Date of the Initial Purchase) is subject to the fulfillment to your satisfaction of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of each Purchase.

            (b) NO DEFAULT. After giving effect to the issue and sale of the Notes on any Purchase Date, no Default or Event of Default shall have occurred and be continuing.

            (c) NEEDS AND USES. (i) The Company is unable to meet its monthly cash requirements to fund its operating expenses and working capital after using all but $5,000,000 of unrestricted cash available to the Company,

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            (ii) the Company shall have provided you with a schedule setting forth the actual uses and expenditures from the previous Purchase and the proposed uses and expenditures of the proceeds of the Purchase (a "PROPOSED EXPENDITURES SCHEDULE") consistent with the requirements of this
      Section 4.02(c) and in form reasonably satisfactory to you, and

            (iii) the actual uses and expenditures from the previous Purchase have been used in the manner specified by the Company in the schedule accompanying the Borrowing Notice relating to such Purchase.

              (d) PURCHASE PERMITTED BY APPLICABLE LAW, ETC. On the Purchase Date your Purchase shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

              (e) OFFICERS' CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, dated as of the Purchase Date, certifying:

            (i) that each of the conditions specified in Sections 4.02(a)-(d) above has been fulfilled,

            (ii) as to whether such Purchase violates, or is expected after duly diligent investigation by counsel of the Company to violate, any provision of any publicly filed Senior Intermedia Note Indenture, Senior Subordinated Intermedia Note Indenture or certificate of designation relating to any outstanding shares of preferred stock of Intermedia (collectively, the "INTERMEDIA DEBT DOCUMENTS"), and

            (iii) either:

                  (A) as to which such provision or provisions such Purchase either violates, or is expected after duly diligent investigation by counsel of the Company to violate, and, in each case, as to what amount, or

                  (B) as to which provision or provisions of the Intermedia Debt
            Documents provide satisfaction of any other provisions therein that would otherwise restrict such Purchase, and, in each case, as to what amount;

      PROVIDED, HOWEVER, that any such purported violation or restriction in the Intermedia Debt Documents shall not relieve you of your obligation under this Agreement to purchase, or cause to be purchased, Notes requested to be purchased on any Purchase Date.

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                                                                               8


              (f) CHANGES IN CORPORATE STRUCTURE. Unless permitted under the terms of this Agreement and set forth in a writing delivered to you on or prior to the Purchase Date, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in SCHEDULE 5.05.

              (g) COMPANY BUSINESS PLAN. (i) With respect to any Purchase Date prior to January 1, 2002, the 2001 Business Plan, as most recently provided by the Company to you in accordance with Section XVIII hereof, shall not have been rescinded or materially revised, amended or updated between the time of such most recent notice and such Purchase Date.

            (ii) With respect to the first Purchase Date after December 1, 2001, the Company shall have delivered to you a copy of the proposed 2002 Business Plan in a form that reflects no less a level of detail than does the 2001 Business Plan.

            (iii) With respect to any Purchase Date on or after January 1, 2002, the 2002 Business Plan, as most recently provided by the Company to you in accordance with Section XVIII hereof shall have been approved by your Board of Directors and shall not have been rescinded or materially revised, amended or updated between the time of such most recent notice and such Purchase Date.

              (h) FEES. The Company shall have paid you or your counsel all its fees, charges and disbursements that are in connection with the preparation of this Agreement or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall have been consummated) and the invoices for which have been presented to the Company prior to the Purchase Date.

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                                                                               9


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to you that:

            SECTION 5.01. ORGANIZATION; POWER AND AUTHORITY . The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization, as applicable (such jurisdictions being identified on SCHEDULE 5.01, as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by this Agreement); are duly qualified as foreign corporations or foreign entities, as applicable; and are in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries possess all Authorizations, licenses and grants necessary or required in the conduct of their respective businesses, except where the failure to have such Authorizations, licenses or grants would not reasonably be expected to result in a Material Adverse Effect; and the same which are described on
SCHEDULE 5.01 hereto are valid, binding, enforceable, and subsisting without any material defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof. No Authorization, development, or formal exemptions from, nor any filing, declaration, or registration with, any Governmental Authority (federal, state, or local), or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with the execution and performance of this Agreement or the Notes by the Company, except where the failure to have such Authorizations, licenses or grants would not reasonably be expected to result in a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof.

            SECTION 5.02. AUTHORIZATION, ETC. (a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (b) Each of the 2001 Business Plan and the 2002 Business Plan (when applicable), as most recently approved by your Board of Directors, has been neither amended, revised, rescinded nor modified by the Company's Board of Directors (unless the Company has notified you to that effect pursuant to Section 9.07), and such Approved Business Plans (as so amended, revised or modified) accurately represent the Company's

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                                                                              10


best estimate as of the date thereof of the funding it needs for its operations for the periods (1) from July 1, 2001 through December 31, 2001, and (2) from January 1, 2002, through December 31, 2002, respectively.

            SECTION 5.03. DISCLOSURE. Except as disclosed in SCHEDULE 5.03, this Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in SCHEDULE 5.05, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in SCHEDULE 5.03, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in SCHEDULE 5.05, since December 31, 2000, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any of its Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

            SECTION 5.04. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES. (a) SCHEDULE 5.04 contains (except as noted therein) complete and correct lists, as of the date hereof, of (i) the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company's Affiliates, other than Subsidiaries, and
(iii) the Company's directors and senior officers.

            (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 5.04 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and, as of the date hereof, are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 5.04).

            (c) Each Subsidiary identified in SCHEDULE 5.04 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

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                                                                              11


            (d) No Subsidiary of the Company is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on SCHEDULE 5.04 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            SECTION 5.05. FINANCIAL STATEMENTS. The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed on
SCHEDULE 5.05. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

            SECTION 5.06. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any, court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries, in each case, except for such contraventions, breaches, defaults, conflicts and violations that could not have a Material Adverse Effect.

            SECTION 5.07. LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS. (a) Except as disclosed in SCHEDULE 5.07, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (b) Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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                                                                              12


            SECTION 5.08. TAXES. All Tax returns of the Company and each of its Subsidiaries required to be filed have been filed (or extensions have been granted) prior to delinquency, except for any such returns for which the failure to so file could not have a Material Adverse Effect, and all Taxes imposed upon the Company and each of its Subsidiaries that are due and payable have been paid prior to delinquency, OTHER THAN Taxes for which the criteria for Permitted Liens have been satisfied or for which nonpayment thereof could not reasonably be expected to have a Material Adverse Effect.

            SECTION 5.09. TITLE TO PROPERTY; LEASES. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.05 or purported to have been acquired by the Company or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

            SECTION 5.10. LICENSES, PERMITS, ETC. Except as disclosed in
SCHEDULE 5.10,

            (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

             (b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

             (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

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                                                                              13


            SECTION 5.11. COMPLIANCE WITH ERISA. (a) No Employee Plan has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), (b) neither the Company nor any of its Subsidiaries or any ERISA Affiliate has incurred material liability to the PBGC or with respect to an Employee Plan, which liability is currently due and remains unpaid under Title IV of ERISA, (c) each Employee Plan subject to ERISA and the Code complies in all material respects, both in form and operation, with ERISA and the Code, (d) no ERISA Event has occurred or is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan that, individually or collectively with all other ERISA Events then existing, could reasonably be expected to have a Material Adverse Effect, (e) the present value of all accrued benefits under each Employee Plan (based on actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by the Employee Plan's actuary with respect to such Employee Plan) did not, as of the last annual actuarial valuation date for such Employee Plan, exceed the then-current value of the assets of such Employee Plan, and (f) the present value of accrued benefits under each Employee Plan (based on PBGC actuarial assumptions used for plan termination), on any date of determination, does not exceed the value of the assets of such Employee Plan.

            SECTION 5.12. PRIVATE OFFERING BY THE COMPANY. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

            SECTION 5.13. USE OF PROCEEDS; MARGIN REGULATIONS. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board or to involve any broker or dealer in a violation of Regulation T of said Board. Margin stock does not constitute more than 5 % of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 5 % of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U. All proceeds from the sale of the Notes by the Company will be used by the Company to fund its operations and capital-expenditure requirements in a manner consistent with the Approved Business Plans, and such proceeds may also be used to fund interest payments on the Notes as well as to refinance any outstanding intercompany borrowings from Intermedia.

            SECTION 5.14. EXISTING INDEBTEDNESS; FUTURE LIENS. (a) Except as described therein, SCHEDULE 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Date, since which there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries, except pursuant to incurrences of Indebtedness permitted by Section 10.03 and payments of Indebtedness made in accordance with the terms of the applicable agreements evidencing such Indebtedness. Neither the Company nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

            (b) Except as disclosed in SCHEDULE 5.14, neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by
Section 10.06.

            SECTION 5.15. STATUS UNDER CERTAIN STATUTES. Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other law (other than Regulations T, U, and X of the Board of Governors of the Federal Reserve System and the requirements of any PUC or public service commission) that regulates the incurrence of Indebtedness.

            SECTION 5.16. ENVIRONMENTAL MATTERS. Neither the Company nor any of its Subsidiaries (a) knows of any environmental condition or circumstance, such as the presence or Release of any Hazardous Material, on any property presently or previously owned by the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (b) knows of any violation by the Company or any of its Subsidiaries of any Environmental Law, except for such violations that could not reasonably be expected to have a Material Adverse Effect, or (c) knows that the Company or any of its Subsidiaries is under any obligation to remedy any violation of any Environmental Law, except for such obligations that could not reasonably be expected to have a Material Adverse Effect; PROVIDED that the Company and each of its Subsidiaries (x) to the best of its knowledge, has in full force and effect all environmental permits, licenses, and approvals required to conduct its operations and is operating in substantial compliance thereunder, and (y) has taken prudent steps to determine that its properties and operations are not in violation of any Environmental Law.

            SECTION 5.17. INSURANCE. The Company and each of its Subsidiaries maintains, with financially sound, responsible, and reputable insurance companies or associations, insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance and deductibles) as is customary in the case of same or similar businesses.

            SECTION 5.18. INTELLECTUAL PROPERTY. The Company and each of its Subsidiaries owns or has sufficient and legally enforceable rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as heretofore conducted by it, now conducted by it, and now proposed to be conducted by it. The Company and each of its Subsidiaries is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any such infringements or claims that, if successfully asserted against or determined adversely to the Company or any of its Subsidiaries, could not, individually or collectively, reasonably be expected to constitute a Material Adverse Event.

                                   ARTICLE VI

                         REPRESENTATION OF THE PURCHASER

            You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; PROVIDED that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

                                   ARTICLE VII

                            INFORMATION AS TO COMPANY

            SECTION 7.01. FINANCIAL AND BUSINESS INFORMATION. The Company shall deliver to you:

            (a) MANAGEMENT REPORTS. Within 30 days after the end of each calendar month, in form reasonably satisfactory to you:

             (i) reasonably detailed actual vs. budget reports covering operating results and capital expenditures for the period, each such report providing explanations for any material variances to budget,

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                                                                              16


            (ii) reasonably detailed updates to the Company's monthly 2001 Business Plan and 2002 Business Plan, each such update reflecting actual results and projected revisions to the Approved Business Plans, and

            (iii) a reasonably detailed cash report reflecting actual cash uses for said month (including uses of cash from any Purchase) and forecasted cash needs for the next two months (including forecasted needs for Purchases);

            (b) QUARTERLY STATEMENTS. Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

            (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

            (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; PROVIDED that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.01(b);

            (c) ANNUAL STATEMENTS. Within 90 days after the end of each fiscal year of the Company, duplicate copies of:

            (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

            (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

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                                                                              17


setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

                  (A) an opinion thereon of independent certified public
            accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                   (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

PROVIDED that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.01(c);

            (d) SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning developments that are Material;

            (e) NOTICE OF DEFAULT OR EVENT OF DEFAULT. Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Article XI(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (f) ERISA MATTERS. Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

            (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

            (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

            (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

            (g) NOTICES FROM GOVERNMENTAL AUTHORITY. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any of its Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

            (h) REQUESTED INFORMATION. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by you.

            SECTION 7.02. OFFICER'S CERTIFICATE. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.01(b) or Section 7.01(c) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental
Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

            SECTION 7.03. INSPECTION. The Company shall permit you and your representatives:

            (a) NO DEFAULT. If no Default or Event of Default then exists, at your expense and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

            (b) DEFAULT. If a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

                                  ARTICLE VIII

                             PREPAYMENT OF THE NOTES

            SECTION 8.01. OPTIONAL PREPAYMENTS. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, at 100% of the principal amount so prepaid, plus accrued and unpaid interest. The minimum principal amount of each such prepayment shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate principal amount of Notes outstanding is less than $3,000,000, such lesser amount) . The Company will give all holders of Notes written notice of each optional prepayment under this Section 8.01 not less than 5 Business Days and not more than 10 Business Days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note to be prepaid, the interest to be paid on the prepayment date with respect to such principal amount being prepaid and whether such optional prepayment is a permanent prepayment. Any amounts prepaid that are not so specified to be permanent prepayments may be repurchased in accordance with the procedures for purchasing set forth in Section 2.02. If any prepayment is made on a date other than the last day of an Interest Period so that a payment is due pursuant to Section 2.06 hereto, or if any other amount is due pursuant to this Agreement, you will notify the Company and the Company will pay you such amount on such date.

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                                                                              20


            SECTION 8.02. MANDATORY PREPAYMENTS. The Company shall, on the date of receipt of any Net Proceeds by the Company or any of its Subsidiaries from the sale, lease, transfer or other disposition of any assets ("ASSET Sale") of the Company or any of its Subsidiaries, prepay any amounts outstanding under this Agreement or the Notes in an amount equal to the amount of such Net Proceeds. Notwithstanding the foregoing sentence, the Company shall not be required to make any prepayments pursuant to this Section 8.02 if the Company or any of its Subsidiaries shall apply any of the Net Proceeds it received from such Asset Sale for reinvestment in its business within 180 days after receipt thereof by the Company or any of its Subsidiaries, PROVIDED that the Company shall have notified you of its intent to so reinvest such Net Proceeds.

            SECTION 8.03. MATURITY; SURRENDER, ETC. In the case of each prepayment of Notes pursuant to this Article VIII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, payments due in accordance with Section 2.06 hereto and any other costs of which the Company has been notified. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

            SECTION 8.04. PURCHASE OF NOTES. The Company will not, and will not permit any Affiliate other than you or Intermedia to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate other than you or Intermedia pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

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                                                                              21


                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

            The Company covenants that so long as any of the Notes are outstanding:

            SECTION 9.01. USE OF FREE CASH, ASSETS AND PROCEEDS. The Company will, to the extent it can with commercial reasonableness do so, use (a) its free cash (i.e., from sources other than the Notes) and assets to pay for any of its expenses that do not qualify as Vendor Indebtedness and (b) the proceeds of any Purchase in such a manner as to qualify such proceeds as Vendor Indebtedness.

            SECTION 9.02. COMPLIANCE WITH LAW. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 9.03. INSURANCE. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

            SECTION 9.04. MAINTENANCE OF PROPERTIES. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; PROVIDED that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 9.05. PAYMENT OF TAXES AND CLAIMS. The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge (a) all taxes shown to be due and payable on such returns and all other Material taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and (b) all claims for which sums have become due and payable that have or might become a Lien

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                                                                              22


on properties or assets of the Company or any Subsidiary; PROVIDED that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

            SECTION 9.06. CORPORATE EXISTENCE, ETC. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.04, the Company will at all times preserve and keep in full force and effect the corporate, partnership or other existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or other existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

            SECTION 9.07. PROVISION OF BUSINESS PLANS. (a) The Company will deliver to you, no later than December 1, 2001, a 2002 Business Plan in at least the same level of detail as that contained in the 2001 Business Plan attached hereto as Exhibit III. The Company shall provide such information with respect to the updated 2002 Business Plan as you shall reasonably request. Such 2002 Business Plan shall be subject to the approval of your Board of Directors and, once approved, shall become the 2002 Business Plan for purposes of this Agreement.

            (b) If any Approved Business Plan has been rescinded or materially amended, revised or updated after either Board of Directors has approved such plan, the Company will deliver a written notice (each such notice, a "BUSINESS-PLAN-REVISION NOTICE") to you of such change no later than one Business Day after the Company's Board of Directors has approved such change, and the Company will submit a new, amended, revised or updated business plan, as the case may be, to your Board of Directors no later than five Business Days after having delivered the Business-Plan-Revision Notice.

            SECTION 9.08. ALTERNATIVE FINANCING. The Company will use its best efforts to obtain a Vendor Indebtedness facility in an aggregate principal amount of at least $150,000,000 no later than September 1, 2001. The Net Proceeds of any such facility shall be used to prepay Notes pursuant to Section
8.02 hereto.

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                                                                              23


                                    ARTICLE X

                               NEGATIVE COVENANTS

            The Company covenants that so long as any of the Notes are outstanding:

            SECTION 10.01. RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            (a) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to you, Intermedia, the Company or any Subsidiary of the Company;

            (b) purchase, redeem, defease, retire or otherwise acquire for value ("RETIRE" and correlatively, a "RETIREMENT") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by Intermedia, the Company or any of its Subsidiaries);

            (c) Retire for value any Indebtedness of (i) the Company that is subordinate in right of payment to the Notes or (ii) any Subsidiary of the Company, except, with respect to clause (i) or (ii) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

            (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as "RESTRICTED PAYMENTS").

            SECTION 10.02. DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

            (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

            (b) make loans or advances to the Company or any of its Subsidiaries; or

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                                                                              24


            (c) transfer any of its properties or assets to the Company or any of its Subsidiaries;

EXCEPT for such encumbrances or restrictions existing as of the Closing Date or under or by reason of:

            (i) Existing Indebtedness;

            (ii) applicable law;

            (iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

            (v) Indebtedness in respect of a Permitted Refinancing; PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

            (vi) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications-Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

            (vii) this Agreement and the Notes; or

            (viii) in the case of clauses (i), (iii), (v) and (vii) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Closing Date.

            SECTION 10.03. INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Company and its Subsidiaries shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including Acquired
Debt) or issue any Disqualified Stock.

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                                                                              25


            (b) The foregoing limitation in Section 10.03(a) shall not apply to (with each exception to be given independent effect):

            (i) the incurrence by the Company or any of its Subsidiaries of Vendor Indebtedness; PROVIDED that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications-Related Assets financed therewith (or 100% of the total cost of the Telecommunications-Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

            (ii) the incurrence by the Company or any of its Subsidiaries of the Existing Series A Preferred Stock and all other Indebtedness of the Company and its Subsidiaries in existence on the Closing Date;

            (iii) the incurrence (a "PERMITTED REFINANCING") by the Company or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("REFINANCE" and, correlatively, "REFINANCED" and "REFINANCING") Indebtedness, other than Indebtedness incurred pursuant to clause (i) above, but only to the extent that:

            (A) the net proceeds of such Refinancing Indebtedness do not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

            (B) the Refinancing Indebtedness has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced;

            (C) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, the Refinancing Indebtedness is subordinated; and

            (D) if the Indebtedness being Refinanced is secured, the scope of any Lien is not expanded;

            (iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries;

            (v) unsecured Indebtedness of the Company or any of its Subsidiaries; PROVIDED that such Indebtedness (A) has a maturity date after the later to occur of (x) the Maturity Date or (y) December 31, 2006, (B) is permitted to be incurred pursuant to the terms of the Intermedia Debt Documents and (C) reduces the commitment to purchase Notes hereunder by the amount of such Indebtedness;

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                                                                              26


            (vi) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding; and

            (vii) the incurrence by the Company of additional Indebtedness under this Agreement.

            For the purpose of determining compliance with this Section 10.03, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories described in clauses (i) through
(vii) above, the Company shall, in its sole discretion, classify such item in any manner that complies with this Section and such item shall be treated as having been incurred pursuant to only one of such clauses. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness, Common Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock for purposes of this Section.

            SECTION 10.04. ASSET SALES. The Company shall not, and shall not permit any of its Subsidiaries to, whether in a single transaction or a series of related transactions occurring within any twelve-month period:

            (a) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (i) in the ordinary course of business, (ii) to the Company by any of its Subsidiaries or from the Company to any of its Subsidiaries or (iii) that constitute a Restricted Payment, Investment or dividend or distribution permitted under
      Section 10.01 hereof or

            (b) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or any of its Subsidiaries).

            SECTION 10.05. TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate other than you or any of your Affiliates (each of the foregoing, an "AFFILIATE TRANSACTION") UNLESS:

            (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person,

            (b) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company and

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                                                                              27


            (c) the Company delivers to you, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (a) and (b) above;

PROVIDED that:

            (i) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

            (ii) transactions between or among the Company and its Subsidiaries, and

            (iii) transactions permitted by Section 10.01 hereof

shall not be deemed Affiliate Transactions.

            SECTION 10.06. LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except for Permitted Liens.

            SECTION 10.07. LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction; PROVIDED that the Company or any of its Subsidiaries may enter into any such transaction if:

            (a) the Company or such Subsidiary would be permitted under Sections
      10.03 and 10.06 hereof to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction and

            (b) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred.

            SECTION 10.08. CORPORATE EXISTENCE. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

            (a) its existence as a corporation, and the corporate, partnership or other existence of any of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary, and

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                                                                              28


            (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to you.

            SECTION 10.09. BUSINESS ACTIVITIES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

            SECTION 10.10. EMPLOYEE BENEFIT PLANS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any non-exempt "prohibited transaction" with respect to any Employee Plan or Multiemployer Plan (as defined in Section 406 of ERISA or Section 4975 of the
Code), and neither the Companies nor their respective ERISA Affiliates shall permit any of the events or circumstances described in Section 5.11 to exist or occur.

            SECTION 10.11. ENVIRONMENTAL LAWS. The Company shall, and shall cause each of its Subsidiaries to:

            (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law and

            (b) promptly investigate and remediate any known Release or threatened Release of any Hazardous Material on any property owned by the Company or any of its Subsidiaries or at any facility operated by the Company or any of its Subsidiaries to the extent and degree necessary to comply with Law and to assure that any Release or threatened Release does not result in a substantial endangerment to human health or the environment.


                                   ARTICLE XI

                                EVENTS OF DEFAULT

            An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

            (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

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                                                                              29


            (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

            (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.01, 10.03 or 10.04; or

            (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Article XI) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from you (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of
      Article XI); or

            (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

            (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Closing Date, which default results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $2,000,000 or more; or

            (g) the Company or any of its Subsidiaries (i) is generally not paying, or admits in writing its inability to pay, its debts (other than debts that are subject to a bona fide dispute) as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or (vi) takes corporate action for the purpose of any of the foregoing; or

            (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency

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                                                                              30


      law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and not be dismissed within 60 days; or

            (i) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 (other than any judgment as to which a reputable insurance company has accepted full liability in writing) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

            (j) any event or condition shall occur or exist with respect to any activity or substance regulated under any Environmental Law, and, as a result of such event or condition, the Company or any of its Subsidiaries shall have incurred, or in your opinion be reasonably likely to incur, when aggregated with any environmental liability for the Company and each of its Subsidiaries, a liability in excess of $2,000,000 liability during any consecutive 12-month period; or

            (k) (i) The Company or any of its Subsidiaries or ERISA Affiliates shall fail to pay when due an amount or amounts for which it is liable under Title IV of ERISA, which unpaid amounts exceed $2,000,000 in the aggregate, or (ii) an ERISA Event shall occur or exist with respect to any Employee Plan or Multiemployer Plan, and, as a result of such ERISA Event and all other ERISA Events then existing, the aggregate liabilities incurred by the Company or any of its Subsidiaries and the ERISA Affiliates with respect to any Employee Plan, Multiemployer Plan, or the PBGC (or any combination thereof) shall exceed $2,000,000.


                                 ARTICLE XII

                           REMEDIES ON DEFAULT, ETC.

            SECTION 12.01. ACCELERATION. If an Event of Default with respect to the Company described in paragraph (g) or (h) of Article XI (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

            If any other Event of Default has occurred and is continuing, the holders of at least 25% of the principal amount of all Notes outstanding may at any time, by notice to the Company, declare all the Notes then outstanding to be immediately due and payable.

            Upon any Notes becoming due and payable under this Section 12.01, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

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                                                                              31


            SECTION 12.02. OTHER REMEDIES. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.01, any holder of Notes may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

            SECTION 12.03. RESCISSION. At any time after any Notes have been declared due and payable pursuant to clause (b) of Section 12.01, the holders of at least 25% of all outstanding Notes may, by written notice to the Company, rescind and annul any such declaration and its consequences if (a) the Company has paid, at the Default Rate, all overdue interest on the Notes and all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XVII and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.03 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

            SECTION 12.04. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC. No course of dealing and no delay on the part of any holder of Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the rights, powers or remedies of any holder of Notes. No right, power or remedy conferred upon any holder of Notes by this Agreement or by any Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article XV, the Company will pay each holder of Notes on demand such further amount as shall be sufficient to cover all costs and expenses incurred in any enforcement or collection under this Article XII, including reasonable attorneys' fees, expenses and disbursements.

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                                                                              32


                                  ARTICLE XIII

                  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

            SECTION 13.01. REGISTRATION OF NOTES. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

            SECTION 13.02. TRANSFER AND EXCHANGE OF NOTES. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof and an opinion of counsel reasonably acceptable to the Company as to the exemption from registration under the Securities Act of such transfer), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of EXHIBIT I. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; PROVIDED that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
Article VI.

            SECTION 13.03. REPLACEMENT OF NOTES. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (PROVIDED that if the holder of such Note is, or is a nominee for, you or another holder of a Note with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

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                                                                              33


            (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon. The Company may charge for its expenses in replacing a Note.

                                   ARTICLE XIV

                               PAYMENTS ON NOTES

            So long as you or your nominee shall be the holder of any Note, the Company will pay all sums becoming due on such Note for principal and interest to your account with the Bank of America in accordance with the following information:

      Bank of America
      San Francisco, CA
      ABA:  *********
      Account No.:  ***** - *****
      Account Name:  WorldCom, Inc.
      RE:  pmt under Digex Note Purchase Agreement

or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon. With respect to each other holder of Notes, the Company shall pay all sums becoming due on such Notes for principal and interest to the address of such holder as set forth in the records of the Company, without the presentation or surrender of such Note or the making of any notation thereon. Notwithstanding the foregoing, upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the holder of such Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by any holder or any holder's nominee, such holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.02. The Company will afford the benefits of this Article XIV to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Article XIV.

                                   ARTICLE XV

                                 EXPENSES, ETC.

            SECTION 15.01. TRANSACTION EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you in connection with such transactions and in connection with any amendments, consents or waivers under or in respect of this Agreement or the Notes (whether or not such amendment, consent or waiver becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will hold you harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

            SECTION 15.02. SURVIVAL. The obligations of the Company under this
Article XV will survive the payment or transfer of any Note; the enforcement, amendment or waiver of any provision of this Agreement or the Notes; and the termination of this Agreement.


                                   ARTICLE XVI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                ENTIRE AGREEMENT

            All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

                                  ARTICLE XVII

                              AMENDMENT AND WAIVER

            SECTION 17.01. REQUIREMENTS. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holders of a majority of the principal amount of Notes outstanding. Notwithstanding the foregoing and in order to allow you to resell Notes to Affiliates or third parties, should you desire to do so at some time or from time to time on or after December 31, 2002, the Company agrees to supplement and amend this Agreement, and to waive the observance of any term hereof or of the Notes (either retroactively or prospectively), as may be reasonably necessary to effect any such resale, as you reasonably request, in accordance with then-prevailing market practice.

            SECTION 17.02. SOLICITATION OF HOLDERS OF NOTES. The Company will provide each holder of Notes with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, consent or waiver in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, consent or waiver effected pursuant to the provisions of this Article XVII to each holder of Notes promptly following the date on which it is executed.

            SECTION 17.03. BINDING EFFECT, ETC. Any amendment or waiver consented to as provided in this Article XVII is binding upon each holder of Notes and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of Notes nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any of such holder's rights under this Agreement or the Notes. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

                                  ARTICLE XVIII

                                     NOTICES

            All notices and communications provided for hereunder shall be in writing and sent by (a) telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) registered or certified mail with return receipt requested (postage prepaid) or (c) a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i) if to you or your nominee, to you or it at the address set forth at the beginning hereof to the attention of SCOTT D. SULLIVAN AND SUSAN MAYER, or at such other address or attention party as you shall have specified to the Company in writing.

            (ii) if to any other holder of Notes, to such holder at its address set forth on the records of the Company.

            (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of TIMOTHY ADAMS AND LINDA KOKAL, or at such other address or attention party as the Company shall have specified to you in writing.

Unless otherwise specified in this Agreement, the effective date of any notice or request given in connection with this Agreement will be deemed given only when the addressee actually receives it.


                                   ARTICLE XIX

                            REPRODUCTION OF DOCUMENTS

            This Agreement and all documents relating thereto, including (a) consents, modifications and waivers that may hereafter be executed, (b) documents received by you on the Closing Date (except the Notes themselves) and
(c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business), and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article XIX shall not prohibit the Company from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

                                   ARTICLE XX

                            CONFIDENTIAL INFORMATION

            For the purposes of this Article XX, "CONFIDENTIAL INFORMATION" means non-public information delivered to you by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement (or information provided to you in connection with the Merger and any other transactions contemplated in connection with the Merger Agreement) that is proprietary in nature; PROVIDED that such term does not include any information or matter that (a) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your respective representatives in breach of this Article XX), (b) was or becomes available to you on a nonconfidential basis from a Person who is not known by you to be bound by a confidentiality agreement with the Company prohibiting disclosure thereof or (c) is independently developed by you or your representatives. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; PROVIDED that you may deliver or disclose Confidential Information to (i) your affiliates, directors, officers, employees, advisors, agents, bank or institutional lenders, controlling persons or representatives thereof (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes and it being understood that prior to such disclosure any such Person will be informed of the confidential nature of the Confidential Information and shall agree to be bound by this Article XX and that you agree to be responsible for any breach of this Article XX by any such Person), (ii) any other holder of any Note, (iii) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article
XX), (iv) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (v) any federal or state regulatory authority having jurisdiction over you, (vi) the National Association of Insurance Commissioners, any similar organization or any nationally recognized rating agency that requires access to information about your investment portfolio, (vii) any other Person to whom such Confidential information must be disclosed pursuant to applicable law; PROVIDED, with respect to clauses (v), (vi) and (vii), that you agree to (A) immediately notify the Company of the existence, terms and circumstances surrounding the request or requirement for disclosure pursuant to applicable law and (B) consult with the Company on the advisability of taking legally available steps to resist or narrow such request with respect to any other Person to which such delivery or disclosure may or may not be necessary or appropriate or (viii) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this
Article XX as though it were a party to this Agreement.

                                   ARTICLE XXI

                            SUBSTITUTION OF PURCHASER

            You shall have the right, at any time or from time to time, to cause any of your Affiliates to pay the Purchase Price on the Purchase Date or to substitute (each such instance, a "SUBSTITUTION") any of your Affiliates as a purchaser of some or all of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall (i) be substantially in the form set out in EXHIBIT IV, (ii) be signed by both you and such Affiliate, (iii) contain such Affiliate's agreement to be bound by this Agreement and (iv) contain a confirmation by such Affiliate of the accuracy with respect to it of the representation set forth in Article VI. Upon receipt of each such notice, wherever the word "you" is used in this Agreement (other than in this Article XXI), such word shall be deemed to refer to each such Affiliate in lieu of you to the extent commensurate with each such Substitution. If and to the extent that any such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers (each such instance, a "TRANSFER") to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Article XXI), such word shall no longer be deemed to refer to such Affiliate but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement, in each case to the extent commensurate with each such Transfer.


                                  ARTICLE XXII

                                  MISCELLANEOUS

            SECTION 22.01. WAIVER OF FACILITIES COMMITMENT. The annual "Digex Minimum Commitments" contained in Section 5 and in Paragraph 3 of Schedule 1 to the Master Facilities Agreement dated as of January 1, 2001, between MCI WorldCom Network Services, Inc. and the Company shall be waived, and the Company shall not be obligated to purchase any minimum level of service thereunder, as of the Closing Date and shall remain in effect whether or not this Agreement remains in effect.

            SECTION 22.02. OPTIONAL AMENDMENT. (a) You will review any funding request with respect to the Company's 2003 business plan following the Company's submission of such plan to your Board of Directors but will have no obligation to provide funding in connection therewith.

            (b) If at any time an Approved Business Plan is rescinded or materially amended, revised or updated, you shall have no obligation to provide any funds to the Company following such change in excess of that required prior to such change unless and until the Boards of Directors of the Company and you, acting reasonably, shall each have approved a new such business plan or such change, as applicable.

            SECTION 22.03. ASSIGNMENT. This Agreement, or any interest herein other than any ownership interest in any Note, may not be assigned, in whole or in part, by either party without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, you may assign this Agreement, in whole or in part, to an Affiliate or, on or after December 31, 2002, a third party, PROVIDED that any such assignment to an Affiliate shall not relieve you of your funding obligations if such Affiliate fails to fulfill them, and PROVIDED FURTHER that such assignment shall not violate any Federal securities laws.

            SECTION 22.04. SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note), whether so expressed or not.

            SECTION 22.05. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

            SECTION 22.06. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; such provision shall be deemed deleted and replaced by a valid and enforceable provision that so far as possible achieves the same objection as the severed provision; and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

            SECTION 22.07. CONSTRUCTION. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action that any Person is to take, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

            SECTION 22.08. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

            SECTION 22.09. GOVERNING LAW. This Agreement shall be subject to, construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

            SECTION 22.10. JURISDICTION AND CONSENT TO SERVICE OF PROCESS. (a) For resolution of any dispute that is not resolved by the Company and you in accordance with the immediately preceding Section, including any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, the Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of Washington, D.C., and any appellate court thereof, and the Company and you hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such Washington, D.C., court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that you may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

            (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. The Company and you each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) The Company and you each irrevocably consents to service of process in the manner provided for notices in Article XVIII. Nothing in this Agreement will affect the right of the Company or you to serve process in any other manner permitted by law.

            SECTION 22.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                                    * * * * *

            If you are in agreement with the foregoing, please sign the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                              DIGEX, INCORPORATED

                                by  /s/ MARK K. SHULL
                                   --------------------------
                                   Name:  Mark K. Shull
                                   Title: President & CEO


The foregoing is hereby
agreed to as of the
date thereof.

WORLDCOM, INC.

by  /s/ BERNARD J. EBBERS
   -------------------------
   Name:
   Title:

                                                                               1
                                                                      SCHEDULE A


                                  DEFINED TERMS

            As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

            "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that any Beneficial Owner of 25% or more of the voting securities of a Person shall be deemed to have control.

            "AFFILIATE TRANSACTION" is defined in Section 10.05.

            "AGREEMENT" is defined in the preamble hereto.

            "ALTERNATE INTEREST RATE" means 100 basis points more than the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in such prime rate shall be effective from and including the date such change is publicly announced as being effective.

            "APPROVED BUSINESS PLAN" means (i) with respect to each of the 2001 Business Plan and the 2002 Business Plan, such business plan and any amendments, modifications or revisions thereto as has been most recently approved by your Board of Directors, and (ii) with respect to any business plan of the Company for any year after 2002, such business plan as may be approved by your Board of Directors, in its sole discretion, from time to time.

            "ASSET SALE" is defined in Section 8.02.

            "ATTRIBUTABLE DEBT" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

            "AUTHORIZATIONS" means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates and permits from, any Governmental Authority, including any of the foregoing authorizing or permitting the acquisition, construction, or operation of any network facility or any other telecommunication system.

            "AVAILABLE PURCHASE AMOUNT" means the Total Purchase Amount less the aggregate principal amount of all Purchases.

            "BENEFICIAL OWNER" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; PROVIDED that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

            "BOARD OF DIRECTORS" means, unless otherwise specified, the board of directors of the Company (or Intermedia, as applicable) or any authorized committee thereof.

            "BOARD RESOLUTION" means a resolution authorized by the Board of Directors.

            "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

            "BUSINESS-PLAN-REVISION NOTICE" is defined in Section 9.07.

            "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

            "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

            "CAPITAL STOCK" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (c) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

            "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by you or any Person to which you have sold any Note with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

            "CLOSING DATE" means the date of this Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

            "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

            "COMPANY" means Digex, Incorporated, a Delaware corporation.

            "CONFIDENTIAL INFORMATION" is defined in Article XX.

            "CONTINGENT INVESTMENT" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

            "DATE OF DETERMINATION" means the Closing Date and, thereafter, the first day of each calendar month.

            "DEFAULT" means an event or condition, the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

            "DEFAULT RATE" means that rate of interest 2% per annum above the Interest Rate.

            "DISQUALIFIED STOCK" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

            "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

            "ELIGIBLE RECEIVABLE" means any Receivable not more than 90 days past due under its scheduled payment terms.

            "EMPLOYEE PLAN" means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by the Company or any ERISA Affiliate, but not including any Multiemployer Plan.

            "ENVIRONMENTAL LAW" means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity that affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss.9601 et seq.) ("CERCLA"), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C.ss.1251 et seq.), the Federal

Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C.ss.11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C.ss.4321 et seq.), the Oil Pollution Act (33 U.S.C.ss.2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Rivers and Harbors Act (33 U.S.C.ss.401 et seq.), the Safe Drinking Water Act (42 U.S.C.ss.201 andss.300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C.ss.6901 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Materials.

            "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

            "ERISA AFFILIATE" means any company or trade or business (whether or not incorporated) that, for purposes of Title IV of ERISA, is a member of the Company's controlled group or that is under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code.

            "EVENT OF DEFAULT" is defined in Article XI.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

            "EXISTING INDEBTEDNESS" means the Existing Intermedia Senior Notes, the Existing Intermedia Senior Subordinated Notes and the Existing Series A Preferred Stock and all other Indebtedness of the Company and its Subsidiaries in existence on the Closing Date.

            "EXISTING INTERMEDIA SENIOR NOTES" means Intermedia's 9-1/2% Senior Notes due 2009, 12-1/2% Senior Notes due 2006, 11-1/4% Senior Discount Notes due 2007, 8-7/8% Senior Notes due 2007, 8-1/2% Senior Notes due 2008 and 8.60% Senior Notes due 2008.

            "EXISTING INTERMEDIA SENIOR SUBORDINATED NOTES" means Intermedia's 12-1/4% Senior Subordinated Notes due 2009.

            "EXISTING SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock of the Company outstanding on the Closing Date.

            "FAIR MARKET VALUE" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

            "FISCAL QUARTER" means each of January 1 through March 31, April 1 through June 30, July 1 through September 31 and October 1 through December 31, of any fiscal year.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

            "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

            "GOVERNMENTAL AUTHORITY" means:

            (a) the government of (i) the United States of America or any State or other political subdivision thereof, (ii) any jurisdiction in which the Company or any of its Subsidiaries conducts all or any part of its business or
(iii) any jurisdiction that asserts jurisdiction over any properties of the Company or any of its Subsidiaries or

            (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

            "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

            "HAZARDOUS MATERIAL" means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law, including any hazardous substance within the meaning of Section 101(14) of CERCLA, (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (c) regulated asbestos and asbestos-containing materials in any form, (d) polychlorinated biphenyls or (e) urea formaldehyde foam.

            "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

            "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 13.01.

            "INCLUDING" means including without limitation.

            "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and PROVIDED FURTHER that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

            "INITIAL PURCHASE" is defined in Section 4.01.

            "INSTITUTIONAL INVESTOR" means (a) you, (b) any holder of a Note holding more than 10 % of the aggregate principal amount of the Notes then outstanding and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

            "INTEREST PERIOD" means, with respect to any Purchase, successive periods of three calendar months.

            "INTEREST RATE" means, subject to the provisions of Section 2.04, LIBOR + 300 basis points, as determined on and in effect from and including each Date of Determination. The interest rate for any date that is not a Date of Determination shall be the interest rate as determined on the most recent Date of Determination.

            "INTEREST RATE AGREEMENTS" means (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "INTERMEDIA" means Intermedia Communications, Inc., a Delaware corporation.

            "INTERMEDIA DEBT DOCUMENTS" is defined in Section 4.02(e).

            "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED, HOWEVER, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of this Agreement.

            "LAWS" means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, binding opinions, or binding interpretations of any Governmental Authority.

            "LIBOR" means, with respect to any Date of Determination, the rate appearing on page 3750 of the Telerate Service (or any successor or substitute page of such Service, or any successor to or substitute for such Service that provides rate quotations comparable to those currently provided on such page of such Service, in each case as reasonably determined by you) at approximately 11:00 a.m., London time, two Business Days prior to such Date of Determination, as the rate for dollar deposits of three months.

            "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title-retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

            "MARKETABLE SECURITIES" means:

            (a) Government Securities;

            (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

            (c) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-l" (or higher), according to S&P, or "P-l" (or higher), according to Moody's;

            (d) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

            (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

            "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes, except in each case for those resulting from the announcement of the Merger or the marketing of any assets of the Company by you, or relating to the economy or the securities markets in general or the industries in which the Company and its Subsidiaries operate in general.

            "MATURITY DATE" is defined in Section 2.07.

            "MERGER" means the merger contemplated by the Merger Agreement.

            "MERGER AGREEMENT" means the Agreement and Plan of Merger by and among you, WildCat Acquisition Corp., a Delaware corporation, and Intermedia, dated September 1, 2000, as amended by the First Amendment dated as of February 15, 2001, and by the Second Amendment dated as of May 14, 2001.

            "MOODY'S" means Moody's Investors Service, Inc. and its successors.

            "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which the Company or any of its Subsidiaries or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

            "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Vendor Indebtedness facility or Asset Sale, net of the direct costs relating to such receipt (including sales commissions and legal, accounting and investment-banking fees), any relocation expenses incurred as a result thereof, any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash. In addition, no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless, and to the extent, such proceeds shall exceed $2,000,000.

            "NOTES" is defined in Article I.

            "OFFICER" means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, controller, secretary or any vice president of such Person.

            "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Company.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

            "PERMITTED INVESTMENT" means (a) any Investments in Intermedia or any Subsidiary of Intermedia; (b) any Investments in Marketable Securities; (c) Investments by Intermedia or any Subsidiary of Intermedia in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of Intermedia or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Intermedia or a Subsidiary of Intermedia; (d) any Investments in property or assets to be used in (i) any line of business in which Intermedia or any of its Subsidiaries was engaged on the Closing Date or (ii) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by Intermedia or any Subsidiary of Intermedia; PROVIDED that, within 180 days from the first date of any such Investment, either (i) such Person becomes a Subsidiary of Intermedia or any of its Subsidiaries or (ii) the amount of any such Investment is repaid in full to Intermedia or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of Intermedia or a Subsidiary, in effect on the Closing Date or on the date a subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; and (h) Hedging Obligations permitted to be incurred pursuant to Section 10.03(b) hereof.

            "PERMITTED LIENS" means (a) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 10.03(b)(i) hereof, PROVIDED that such Liens do not extend beyond the property acquired; (b) Liens in favor of Intermedia; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with Intermedia or any Subsidiary of Intermedia, PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Intermedia; (d) Liens on property existing at the time of acquisition thereof by Intermedia or any Subsidiary of Intermedia, PROVIDED that such

Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the Closing Date; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens incurred in the ordinary course of business of Intermedia or any Subsidiary of Intermedia with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Intermedia or such Subsidiary; (I) Liens on Telecommunications-Related Assets existing during the time of the construction thereof; (j) Liens on Receivables to secure Indebtedness permitted to be incurred pursuant to Section 10.03(b) hereof, but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables and (k) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c), (e) or (j); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

            "PERMITTED REFINANCING" is defined in Section 10.03.

            "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof or any other entity.

            "PREFERRED STOCK" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

            "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or not inchoate.

            "PROPOSED EXPENDITURES SCHEDULE" is defined in Section 4.02(c).

            "PURCHASE" means each purchase of Notes by you made pursuant to the terms and conditions of this Agreement.

            "PURCHASE DATE" means each Business Day the Company designates as a day on which you will purchase Notes from the Company in accordance with the terms and conditions of this Agreement.

            "PURCHASE PRICE" is defined in Section 2.01.

            "RECEIVABLES" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (a) accounts; (b) accounts receivable, including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (c) all unpaid seller's or lessor's rights including rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (d) all rights to any goods or merchandise represented by any of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such accounts receivable or account debtors; (f) all letters of credit, security, or Guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; (h) all collection of deposit accounts relating to any of the foregoing; (i) all proceeds of any of the foregoing; and
(j) all books and records relating to any of the foregoing.

            "REFINANCE" is defined in Section 10.03(b).

            "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

            "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

            "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

            "RESTRICTED PAYMENT" is defined in Section 10.01(a).

            "RETIRE" is defined in Section 10.01(a).

            "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

            "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

            "SENIOR SUBORDINATED INTERMEDIA NOTE INDENTURE" means any indenture governing Existing Intermedia Senior Notes, as amended or supplemented from time to time.

            "SUBSIDIARY" of any Person means (a) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; PROVIDED that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

            "TAXES" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises or assets.

            "TELECOMMUNICATIONS BUSINESS" means, when used in reference to any Person, that such Person is engaged primarily in the business of (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities; (b) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (c) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (a) or (b) above; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

            "TELECOMMUNICATIONS-RELATED ASSETS" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

            "TOTAL PURCHASE AMOUNT" means the aggregate principal amount sufficient to satisfy the Company's net cash requirements (including losses from operations, working capital, capital expenditures and debt service), as and to the extent provided in the Approved Business Plans, plus the aggregate principal amount of any Notes prepaid pursuant to the terms and conditions of this Agreement and less any proceeds from asset sales and any vendor or other indebtedness that, in each case, the Company incurs (a) other than by the sale of Notes pursuant to this Agreement and (b) during the period beginning on the Closing Date and ending on December 31, 2002 (it being understood that any such proceeds and indebtedness shall (i) be consistent with the limitations and terms of (A) this Agreement, (B) the Intermedia Debt Documents, (C) the certificate of designation relating to any outstanding shares of Existing Series A Preferred Stock and (D) the certificates of designation and indentures relating to any other Indebtedness of the Company and its Subsidiaries in existence on the Closing Date and (ii) not materially negatively affect your ability to purchase Notes hereunder).

            "2001 BUSINESS PLAN" means the 2001 Business Plan attached hereto as
EXHIBIT III, as such Plan may hereafter be amended, revised or updated with the approval of the Boards of Directors of the Company and you.

            "2002 BUSINESS PLAN" means the 2002 Business Plan as described in
Section 9.07 and approved by your Board of Directors, as such Plan may be amended, revised or updated with the approval of the Boards of Directors of the Company and you.

            "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

            "VENDOR INDEBTEDNESS" means any Indebtedness of Intermedia or any of its Subsidiaries incurred in connection with the acquisition or construction of Telecommunications-Related Assets.

            "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; PROVIDED that, with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the lessee.

                                                                       EXHIBIT I

                                 [FORM OF NOTE]

                               DIGEX, INCORPORATED

                 FLOATING RATE SENIOR NOTE DUE DECEMBER 31, 2002

No.  [  ]   [Date]
$ [       ] PPN [           ]

            FOR VALUE RECEIVED, the undersigned, DIGEX, INCORPORATED (herein called the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [NAME OF PURCHASER], a ! corporation, or registered assigns, the principal sum of [ ] DOLLARS on the Maturity Date (as defined in the Note Purchase Agreement referred to below), with interest (computed and payable as set forth in Sections 2.03 and 2.04 of the Note Purchase Agreement referred to below), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Interest Rate or the Alternate Interest Rate, as the case may be, plus 200 basis points.

            Payments of principal of and interest on this Note are to be made by wire transfer in immediately available funds at Bank of America, 6610 Rockledge Drive, Bethesda, MD 20817, ABA/Routing No.: *********, Account Name: Digex Operating Account, Account No.: ********* (or, for international wires, SWIFT
(USD): ******** or SWIFT (Foreign): ********), Re: pmt. under Digex Note Purchase Agreement, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

            This Note is one of a series of Senior Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement, dated as of July 31, 2001 (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), between the Company and [NAME OF PURCHASER] and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Article XX of the Note Purchase Agreement and (ii) to have made the representation set forth in Article VI of the Note Purchase Agreement.

            This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing and an opinion of counsel reasonably acceptable to the Company as to the exemption from registration under applicable securities laws of such transfer, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

            This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

            If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

            This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of the jurisdiction other than such State.

                                    DIGEX, INCORPORATED

                                      by ___________________________
                                         Name:
                                         Title:

                                                                      EXHIBIT II



                           [FORM OF BORROWING NOTICE]
                              (DIGEX, INCORPORATED)


                                _________, 200__



WORLDCOM, INC.
500 Clinton Center Drive
Clinton, MS 39056

Attn: Scott D. Sullivan
        (Fax:  601-460-8246)
      Susan Mayer
        (Fax:  202-887-3226)


            Reference is made to the Note Purchase Agreement, dated as of July 31, 2001 (as amended, modified, supplemented, or restated from time to time, the "PURCHASE AGREEMENT"), among the undersigned, as Issuer, and WorldCom, Inc., as Purchaser. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement. The undersigned hereby gives you notice pursuant to the Purchase Agreement that it requests a Purchase under the Purchase Agreement and, in that connection, sets forth below the terms on which such Purchase is requested to be made:

-------------------------------------------------------------------------
(A)     Purchase Date(1)
-------------------------------------------------------------------------
(B)     Amount of Purchase(2)
-------------------------------------------------------------------------


            The Company hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Purchase Date specified herein after giving effect to such Purchase:

            (a) The representations and warranties of the Company set forth in the Purchase Agreement are true and correct and will be true and correct at the time of the requested Purchase;

----------
(1)   Must be at least five Business Days after the date of this Borrowing
      Notice.
(2) Must be in an aggregate amount equal to $5,000,000 or whole multiples of $1,000,000 in excess thereof.

            (b) After giving effect to the issue and sale of the Notes on the requested Purchase Date, no Default or Event of Default will have occurred and be continuing;

            (c) The Company is unable to meet its monthly cash requirements to fund its operating expenses and working capital after using all but $5,000,000 of unrestricted cash available to the Company, and attached hereto is a schedule setting forth the actual uses and expenditures from the previous Purchase and the proposed uses and expenditures of the proceeds of the Purchase;

            (d) On the Purchase Date the Purchase of Notes will (i) be permitted by the laws and regulations of each jurisdiction to which the Company is subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject the Company to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof; and

            (e) The Company has not changed its jurisdiction of incorporation or been party to any merger or consolidation and has not succeeded to all or any substantial part of the liabilities of any other entity.


                                    Very truly yours,

                                    DIGEX, INCORPORATED

                                    by: _______________________
                                    Name:
                                    Title:

                                                                     EXHIBIT III

                               DIGEX, INCORPORATED
                               2001 BUSINESS PLAN

                                                                      Exhibit IV


                  [FORM OF NOTICE OF SUBSTITUTION OF PURCHASER]


To:   Digex, Incorporated

From: WorldCom, Inc. and [NAME OF AFFILIATE PURCHASER TO BE SUBSTITUTED FOR WORLDCOM, INC.]

                                                                      [Date]

NOTE PURCHASE AGREEMENT
DATED JULY 31, 2001
BETWEEN DIGEX, INCORPORATED AND WORLDCOM, INC.

            We refer to Article XXI (Substitution of Purchaser) of the Note Purchase Agreement dated July 31, 2001, between Digex, Incorporated and WorldCom, Inc. (the "AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

            Pursuant to Article XXI of the Agreement, we agree to [payment of $!, the Purchase Price, by [NAME OF AFFILIATE] on !, the Purchase Date][the substitution of [NAME OF AFFILIATE] for WorldCom, Inc. as the purchaser of the Notes to be purchased [on !, the Purchase Date].

            The specified date for the purpose of such [payment][substitution] is [today][!].

            [NAME OF AFFILIATE] agrees to be bound by the Note Purchase Agreement and confirms that, as of this date, the representation set forth in
Article VI thereof is accurate with respect to [NAME OF AFFILIATE].

                                    [NAME OF AFFILIATE]

                                      by ___________________________
                                         Name:
                                         Title:


                                    WORLDCOM, INC.

                                      by ___________________________
                                         Name:
                                         Title: